EXHIBIT 99.1

BioCorRx Announces Award of $2.8 Million, the Second Tranche of a NIDA

Grant for the Development of BICX102, a Sustained Release Naltrexone

Implant for the Treatment of Opioid Use Disorder

ANAHEIM, CA, January 30, 2020 – BioCorRx Inc. (OTCQB: BICX) (the “Company”), a developer and provider of advanced solutions in the treatment of substance use disorders, has been awarded an additional $2.8 million. This is the second tranche from the total grant of approximately $5.7 million announced last year. The grant was awarded by the National Institute on Drug Abuse (NIDA), part of the National Institutes of Health (NIH), under award number UG3DA047925. The grant is for the development of BICX102, the Company’s 3-month, sustained release naltrexone implant for the treatment of opioid use disorder. The Company is seeking FDA approval for BICX102.

This notice of award is the result of the Company’s application under RFA DA-19-002, “Development of Medications to Prevent and Treat Opioid Use Disorders and Overdose (UG3/UH3) (Clinical Trial Optional)”. The total amount for the UG3 phase is $5,674,268. In the original application, the Company also requested over $3.6 million for the subsequent UH3 phase. The UH3 award is anticipated at a later date upon completion of milestones stated in the application, which would enable transition from the UG3 to UH3 phase and based on availability of funds.

Brady Granier, CEO, President, and Director of BioCorRx, Inc., stated, “We are pleased to receive the notice of award for the second tranche of this non-dilutive NIDA grant funding, which we believe further validates the progress we have achieved to date with BICX102. We continue to move forward through the development and regulatory process for BICX102. This grant is expected to substantially cover our financial costs towards FDA approval. Our goal this year is to get IND approval so that we can start conducting human studies.”

About BioCorRx

BioCorRx Inc. (OTCQB: BICX) is an addiction treatment solutions company offering a unique approach to the treatment of substance use and other related disorders. The BioCorRx® Recovery Program is a non-addictive, medication-assisted treatment (MAT) program for substance use; please visit www.beataddiction.com for more information on the BioCorRx Recovery Program. The UnCraveRx™ Weight Loss Program is also a medication assisted program; please visit www.uncraverx.com for more information on UnCraveRx™. The Company also conducts R&D under its controlled subsidiary, BioCorRx Pharmaceuticals. For more information on BICX and product pipeline, please visit www.BioCorRx.com.

Safe Harbor Statement

The information in this release includes forward-looking statements. These forward-looking statements generally are identified by the words "believe," "project," "estimate," "become," "plan," "will," and similar expressions. These forward-looking statements involve known and unknown risks as well as uncertainties. Although the Company believes that its expectations are based on reasonable assumptions, the actual results that the Company may achieve may differ materially from any forward-looking statements, which reflect the opinions of the management of the Company only as of the date hereof.

BioCorRx Inc.

investors@BioCorRx.com

714-462-4880

Investor Relations:

Crescendo Communications, LLC

(212) 671-1020 x304

bicx@crescendo-ir.com